HUMANA INC.
COMPENSATION RECOUPMENT POLICY
(Effective October 2, 2023)
This Humana Inc. Compensation Recoupment Policy (“Policy”) has been adopted by the Board of Humana Inc. (the “Company”). This Policy provides for the recoupment of certain executive compensation in the event of (i) an accounting restatement resulting from material noncompliance with financial reporting requirements under U.S. federal securities laws in accordance with the terms and conditions set forth herein; and/or (ii) the Administrator’s determination that an Executive has engaged in Improper Conduct within the meaning of this Policy. This Policy is intended to comply with the requirements of Section 10D of the Exchange Act (as defined below) and Section 303A.14 of the NYSE Listed Company Manual. This Compensation Recoupment Policy is intended to supersede and override the Humana Compensation Recoupment Policy which was approved by the Board on February 21, 2019.
1.Definitions. For the purposes of this Policy, the following terms shall have the meanings set forth below.
(a)“Board” means the Board of Directors of the Company.
(b)“Administrator” means the Board, the Compensation Committee or such other committee of the Board that, at the relevant time, has authority for making determinations as to the compensation of senior executives.
(c)“Compensation Committee” means the Organization & Compensation Committee of the Board.
(d)“Covered Executive” means any current or former Executive Officer.
(e)“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
(f)“Executive Officer” means, with respect to the Company, any individual who serves as a current or former “Officer” within the meaning set forth in Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applied by the Administrator from time to time. The determination as to an individual’s status as an Executive Officer shall be made by the Administrator and such determination shall be final, conclusive and binding on such individual and all other interested persons.
(g)“Financial Incentive-based Compensation” means any compensation “received” by a Covered Executive during the applicable Recoupment Period; provided that:
(i)the compensation is granted, earned and/or vested based wholly or in part upon the achievement of a Financial Reporting Measure (including, for the avoidance of doubt, any cash or equity or equity-based compensation, whether deferred or current). For purposes of this Policy, “Financial Incentive-based Compensation” shall also be deemed to include any amounts which were determined based on (or were otherwise calculated by reference to) Financial Incentive-based Compensation (including, without limitation, any amounts under any long-term disability, life insurance or supplemental retirement or severance plan or agreement or any notional account that is based on Financial Incentive-based Compensation, as well as any earnings accrued thereon);
(ii)such Financial Incentive-based Compensation was received by such Covered Executive (A) after October 2, 2023, (B) after he or she commenced service as an Executive Officer and (C) while the Company had a class of securities publicly listed on a United States national securities exchange; and
(iii)such Covered Executive served as an Executive Officer at any time during the performance period applicable to such Financial Incentive-based Compensation.
For purposes of this Policy, Financial Incentive-based Compensation is “received” by a Covered Executive during the fiscal period in which the Financial Reporting Measure applicable to such Financial Incentive-based Compensation (or portion thereof) is attained, even if the payment or grant of such Financial Incentive-based Compensation is made thereafter.
(h)“Financial Reporting Measure” means any (i) measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, (ii) stock price measure or (iii) total shareholder return measure (and any measures that are derived wholly or in part from any measure referenced in clause (i), (ii) or (iii) above). For the avoidance of doubt, any such measure does not need to be presented within the Company’s financial statements or included in a filing with the U.S. Securities and Exchange Commission to constitute a Financial Reporting Measure.
(i)“Financial Restatement” means a restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under U.S. federal securities laws that is required in order to correct:
(i)an error in previously issued financial statements that is material to the previously issued financial statements; or
(ii)an error that would result in a material misstatement if (A) the error were corrected in the current period or (B) left uncorrected in the current period.
For purposes of this Policy, a Financial Restatement shall not be deemed to occur in the event of a revision of the Company’s financial statements due to an out-of-period adjustment (i.e., when the error is immaterial to the previously issued financial statements and the correction of the error is also immaterial to the current period) or a retrospective (1) application of a change in accounting principles; (2) revision to reportable segment information due to a change in the structure of the Company’s internal organization; (3) reclassification due to a discontinued operation; (4) application of a change in reporting entity, such as from a reorganization of entities under common control; or (5) revision for stock splits, reverse stock splits, stock dividends or other changes in capital structure.
(j)“Improper Conduct” means the following conduct that, in the sole discretion of the Administrator, is likely to cause or has caused material financial, operational, or reputational harm to the Company, materially disrupt, damage, impair or interfere with the business of the Company or its affiliates, or have a significant, adverse reputational or economic impact on the Company or any of its affiliates or divisions:
(i)the commission of an act of fraud, misappropriation or embezzlement in the course of employment (or actual knowledge of the fraud, misappropriation, or embezzlement in the course of employment of another person);
(ii)the commission of a criminal act, whether or not in the workplace, that in the Administrator’s sole discretion, constitutes a felony or crime of comparable magnitude;
(iii)the material violation of a non-compete, non-solicitation, or confidentiality agreement; or
(iv)the willful and material breach of a Covered Executive’s obligations under the Company’s code of conduct relating to compliance with law or regulation.
(k)“Incentive Compensation” means (i) Financial Incentive-based Compensation; (ii) time-vesting awards; (iii) compensation awarded on the basis of the achievement of metrics that are not Financial Reporting Measures; and (iv) any compensation awarded solely at the discretion of the Administrator or the Board.
(l)“NYSE” means the New York Stock Exchange, or any successor thereof.
(m)“Recoupment Period” means (i) with respect to a recoupment triggered by a Financial Restatement, the three fiscal years completed immediately preceding the date of any applicable Recoupment Trigger Date and (ii) with respect to a recoupment triggered by Improper Conduct, the three fiscal years immediately preceding the Administrator’s determination that Improper Conduct has occurred. Notwithstanding the foregoing, with respect to clawbacks triggered by Financial Restatements, the Recoupment Period additionally includes any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years, provided that a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine (9) to twelve (12) months would be deemed a completed fiscal year.
(n)“Recoupment Trigger Date” means (i) with respect to a recoupment triggered by a Financial Restatement, the earlier of (A) the date that the Board (or a committee thereof or the officer(s) of the Company authorized to take such action if Board action is not required) concludes, or reasonably should have concluded, that the Company is required to prepare a Financial Restatement, and (B) the date on which a court, regulator or other legally authorized body directs the Company to prepare a Financial Restatement; and (ii) with respect to a recoupment triggered by Improper Conduct, the date on which the Administrator determines that the Improper Conduct occurred.
2.Recoupment of Erroneously Awarded Compensation in Connection with a Financial Restatement.

(a)In the event of a Financial Restatement, if the amount of any Financial Incentive-based Compensation received by a Covered Executive on or after October 2, 2023 (the “Awarded Compensation”) exceeds the amount of such Financial Incentive-based Compensation that would have otherwise been received by such Covered Executive if calculated based on the Financial Restatement (the “Adjusted Compensation”), the Company shall reasonably promptly recover from such Covered Executive an amount equal to the excess of the Awarded Compensation over the Adjusted Compensation, each calculated on a pre-tax basis (such excess amount, the “Erroneously Awarded Compensation”).
(b)If (i) the Financial Reporting Measure applicable to the relevant Financial Incentive-based Compensation is stock price or total shareholder return (or any measure derived wholly or in part from either of such measures) and (ii) the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the Financial Restatement, then the amount of Erroneously Awarded Compensation shall be determined (on a pre-tax basis) based on the Company’s reasonable estimate of the effect of the Financial Restatement on the Company’s stock price or total shareholder return (or the derivative measure thereof) upon which such Financial Incentive-based Compensation was received.
(c)The Company’s obligation to recover Erroneously Awarded Compensation is not dependent on (i) if or when the restated financial statements are filed or (ii) any fault of any Covered Executive for the accounting errors or other actions leading to a Financial Restatement.
(d)Notwithstanding anything to the contrary in Sections 2(a) through (c) hereof, the Company shall not be required to recover any Erroneously Awarded Compensation if both (x) the conditions set forth in either of the following clauses (i) or (ii) are satisfied and (y) the Administrator (or a majority of the independent directors serving on the Board) has determined that recovery of the Erroneously Awarded Compensation would be impracticable:
(i)the direct expense paid to a third party to assist in enforcing the recovery of the Erroneously Awarded Compensation under this Policy would exceed the amount of such Erroneously Awarded Compensation to be recovered; provided that, before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation pursuant to this Section 2(d), the Company shall have first made a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to make such recovery and provide that documentation to the NYSE; or
(ii)recovery of the Erroneously Awarded Compensation would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Sections 401(a)(13) or 411(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).
(e)The Company shall not indemnify any Covered Executive, directly or indirectly, for any losses that such Covered Executive may incur in connection with the recovery of Erroneously Awarded Compensation pursuant to this Policy, including through the payment of insurance premiums or gross-up payments.
(f)Notwithstanding anything to the contrary herein, the Company has no obligation to seek recoupment of amounts paid to a Covered Executive which are granted, vested or earned based solely upon the occurrence or non-occurrence of nonfinancial events. Such exempt compensation includes, without limitation, base salary, time-vesting awards, compensation awarded on the basis of the achievement of metrics that are not Financial Reporting Measures or compensation awarded solely at the discretion of the Administrator or the Board, provided that such amounts are in no way contingent on, and were not in any way granted on the basis of, the achievement of any Financial Reporting Measure performance goal.
3.Recoupment of Incentive Compensation for Improper Conduct.
(a)In the event the Administrator determines that a Covered Executive engaged in Improper Conduct, the Administrator may, in its sole discretion, recover all or any portion of the Incentive Compensation paid to a Covered Executive during the Recoupment Period.
(a)The Administrator may consider any and all facts it considers relevant under all of the circumstances, including without limitation: (A) whether or not the Covered Executive engaged in Improper Conduct; (B) the likelihood of success of any recovery under this Policy under governing law as compared to the cost and effort involved; (C) whether the assertion of a claim may prejudice the interests of the Company, including in any related proceeding or investigation; (D) the passage of time since the occurrence of the Improper Conduct; and (E) any pending legal proceeding relating to the Improper Conduct.

(b)In no event will the amount of the Recoverable Incentive exceed the total amount of Incentive Compensation paid or granted during the Applicable Period.
4.Administration.
(a)This Policy shall be administered by the Administrator. All decisions of the Administrator shall be final, conclusive and binding upon the Company and the Covered Executives, their beneficiaries, executors, administrators and any other legal representative. The Administrator shall have full power and authority to (i) administer and interpret this Policy; (ii) correct any defect, supply any omission and reconcile any inconsistency in this Policy; and (iii) make any other determination and take any other action that the Administrator deems necessary or desirable for the administration of this Policy and to comply with applicable law (including Section 10D of the Exchange Act) and applicable stock market or exchange rules and regulations. Notwithstanding anything to the contrary contained herein, to the extent permitted by Section 10D of the Exchange Act and Section 303A.14 of the NYSE Listed Company Manual, the Board may, in its sole discretion, at any time and from time to time, administer this Policy in the same manner as the Administrator.
(b)The Administrator shall determine, in its sole discretion, the manner and timing in which any Incentive Compensation shall be recovered from a Covered Executive in accordance with applicable law, including, without limitation, by (i) requiring reimbursement of Financial Incentive-based Compensation previously paid in cash; (ii)seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity or equity-based awards; (iii) offsetting the Incentive Compensation amount from any compensation otherwise owed by the Company or any of its affiliates to the Covered Executive; (iv) cancelling outstanding vested or unvested equity or equity-based awards; and/or (v) taking any other remedial and recovery action permitted by applicable law. For the avoidance of doubt, except as set forth in Section 2(d), in no event may the Company accept an amount that is less than the amount of Erroneously Awarded Compensation; provided that, to the extent necessary to avoid any adverse tax consequences to the Covered Executive pursuant to Section 409A of the Code, any offsets against amounts under any nonqualified deferred compensation plans (as defined under Section 409A of the Code) shall be made in compliance with Section 409A of the Code.
5.Amendment/Termination. Subject to Section 10D of the Exchange Act and Section 303A.14 of the NYSE Listed Company Manual, this Policy may be amended or terminated by the Administrator at any time. To the extent that any applicable law, or stock market or exchange rules or regulations require recovery of Erroneously Awarded Compensation in circumstances in addition to those specified herein, nothing in this Policy shall be deemed to limit or restrict the right or obligation of the Company to recover Erroneously Awarded Compensation to the fullest extent required by such applicable law, stock market or exchange rules and regulations.
6.Interpretation. Notwithstanding anything to the contrary herein, this Policy is intended to comply with the requirements of Section 10D of the Exchange Act and Section 303A.14 of the NYSE Listed Company Manual (and any applicable regulations, administrative interpretations or stock market or exchange rules and regulations adopted in connection therewith). The provisions of this Policy shall be interpreted in a manner that satisfies such requirements and this Policy shall be operated accordingly. If any provision of this Policy would otherwise frustrate or conflict with this intent, the provision shall be interpreted and deemed amended so as to avoid such conflict.
7.No Double Recovery. Any amounts recouped or clawed back pursuant to the Company’s obligation to recover Erroneously Awarded Compensation shall count toward amounts recouped or clawed back pursuant to the Company’s right to recover Incentive Compensation other than Erroneously Awarded Compensation and vice versa.
8.Other Compensation Clawback/Recoupment Rights. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies, rights or requirements with respect to the clawback or recoupment of any compensation that may be available to the Company pursuant to the terms of any other recoupment or clawback policy of the Company (or any of its affiliates) that may be in effect from time to time, any provisions in any employment agreement, offer letter, equity plan, equity award agreement or similar plan or agreement, and any other legal remedies available to the Company, as well as applicable law, stock market or exchange rules, listing standards or regulations; provided, however, that any amounts recouped or clawed back under any other policy that would be recoupable under this Policy shall count toward any required clawback or recoupment under this Policy and vice versa.
9.Disclosure. The circumstances of any recoupment of Erroneously Awarded Compensation pursuant to a Financial Restatement will be publicly disclosed where required by Section 10D of the Exchange Act, Items 402 and 601(b) of Regulation S-K and Section 303A.14 of the NYSE Listed Company Manual. For the avoidance of doubt, the Company has no obligation pursuant to this Policy to publicly disclose any recoupment of Incentive Compensation that is not Erroneously Awarded Compensation.

10.Miscellaneous.
(a)Any applicable award agreement or other document setting forth the terms and conditions of any compensation covered by this Policy shall be deemed to include the restrictions imposed herein and incorporate this Policy by reference and, in the event of any inconsistency, the terms of this Policy will govern. For the avoidance of doubt, this Policy applies to all compensation that is received on or after (i) October 2, 2023, with respect to a recoupment triggered by a Financial Restatement or (ii) February 21, 2019, with respect to a recoupment triggered by Improper Conduct, regardless of the date on which the award agreement or other document setting forth the terms and conditions of the Covered Executive’s compensation became effective, including, without limitation, compensation received under the Humana Inc. 2011 Stock Incentive Plan, the 2019 Amended and Restated Humana Inc. Stock Incentive Plan, the Humana Inc. Executive Incentive Compensation Plan and any successor plan to each of the foregoing.
(b)This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.
(c)If any provision of this Policy is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.

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